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                                                                    EXHIBIT 99.2

                                  HELEN OF TROY

                               HOST: Gerald Rubin

                               DATE: July 9, 2003

                              TIME: 11:00 a.m. EST

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Operator
Good morning and welcome ladies and gentlemen to the Helen of Troy first quarter conference call. At this time I would like to inform you that this call is being recorded for rebroadcast and that all participants are in a listen only mode. At the request of the company, we will open the conference to question and answers after the presentation. Our speakers for this morning's conference call are Gerald Rubin, Chairman, Chief Executive Officer and President; Christopher Carameros, Executive Vice President; and Robert Spear, Senior Vice President and Chief Information Officer. I will now turn the conference over to Robert Spear. Please go ahead, sir.

Robert Spear
Good morning, everyone and again welcome to Helen of Troy's fiscal year 2004 first quarter earnings conference call. The agenda for this morning's conference call is as follows: we'll have a brief forward-looking statement review, followed by Mr. Rubin, who will discuss our first quarter earnings release and the related results of operations for Helen of Troy, followed by a financial review of our income statement and balance sheet for the quarter by Chris Carameros, Executive Vice President of

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Helen of Troy, and finally, an open question and answer session for those of you with further questions.

First, we will start with the safe harbor statement. This conference call may contain certain forward-looking statements that are based on management's current expectations, with respect to future events or financial performance. A number of risks or uncertainties could cause actual results to differ materially from historical results or anticipated results. Generally the words "anticipate, believe, expect," and other similar words identify forward-looking statements.

The company cautions listeners to not place undue reliance on forward-looking statements. Forward-looking statements are subject to risks that could cause such statements to differ materially from actual results. Factors that could cause actual results to differ from those anticipated are described in the company's form 10k filed with the Securities and Exchange Commission for the fiscal year ended February 28, 2003. Before I turn the conference call over to our Chairman, Mr. Rubin, I'd like to inform all interested parties that a copy of today's earnings release has been posted to our web site at www.hotus.com.

The release can be accessed by selecting the investor relations tab on the homepage, and then the news tab. And

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I'd also like to mention that this press release does contain NON-GAAP financial information.

Finally due to the feedback from some of our previous conference call participants and as we have requested in the past, we would ask you to limit your questions on the front end to one or two questions at the beginning of the question and answer period so that we can accommodate all those with questions and an opportunity to present them.

I will now turn the conference over to Mr. Gerald Rubin, Chairman, CEO and President of Helen of Troy.

Gerald Rubin
Thank you, Bob and good morning everyone. Today Helen of Troy reported record sales and earnings for the quarter ending May 31, 2003. Sales increased 4% to a first quarter record of $106,500,000 versus sales of $102,483,000 in the same period of the prior year. First quarter net income increased 125% to a record $14,844,000 or $.50 per diluted share compared with $6,591,000 or $.22 per diluted share for the same period a year earlier. On June 17, 2003 Helen of Troy settled pending litigation and included the proceeds from the settlement in other income. The effect of the settlement was to increase earnings by approximately 8 cents per share. Earnings for the quarter were $.42 per share, excluding this transaction. This marks our tenth

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consecutive year of first quarter sales increases and we're extremely pleased with the results achieved in this difficult retail sales environment.

Sales increased in every segment of our business, excluding Tactica. Our sales leaders include the international division, the professional division, retail personal-care products, and Idelle Labs skin and hair care products. First quarter sales, excluding Tactica, increased by 20% to $91.2 million. Excluding Tactica and our new Idelle Labs Division, Helen of Troy sales increased by 7.9%, to $82.1 million versus $76.1 million for last year's first quarter. Tactica contributed 1 cent of earnings out of our reported $.50 for this quarter.

Gross margins increased to 49.6% from 48.3% last year. First quarter operating income increased 5.4 percentage points to 15.2% of net sales from 9.8% a year ago. First quarter net income increased 7.5 percentage points to 13.9% from 6.4% a year ago. Helen of Troy has a strong balance sheet, which includes cash of $33 million and stockholder's equity of $304 million, an increase of $47 million in stockholder's equity from the comparable period last year.

Accounts receivable at quarter end were $72 million and inventory was $137 million. The inventory increased $25 million or 22% from $112 million last quarter, which was

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the end of our fiscal year. And of this $25 million increase, $5 million came from inventory from our new Idelle Labs Division. Our inventory increase is due to increased sales during the quarter, early buildup of the inventory for anticipated sales increases the remainder of the year, expected ocean freight increases beginning at midyear and our business inventory of skin and hair products for the new Idelle Labs Division. We also felt that it would be prudent to increase orders for product inventory during the quarter to accommodate for any possible impact that may have resulted from the SARS epidemic in Asia. Our fiscal year ending inventory should be approximately $117 million, which would be made up of the same as last year's inventory of $112 million, plus a projected $5 million of inventory for Idelle Labs.

For the fiscal year ending February 28, 2004, we expect overall sales to increase 9 to 12% to a range of $500 million to $515 million. We're raising our fiscal year earnings per share guidance to $1.75 to $1.80 from $1.45 to $1.50 or a 34 to 37% increase from last fiscal year's earnings per share of $1.31. We've also projected second quarter earnings per share ending August 31, 2003 to be from $.35 to $.38 per share versus $.30 for last year's second quarter. Year-over-year sales have increased in 34 of the past 37 quarters, with net income increasing in 33 of these 37 quarters, which we believe demonstrates a

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consistent financial performance during the past nine years. And because of our continuing confidence in the future performance of the company, our Board of Directors has authorized a stock repurchase program consisting of 3 million shares effective immediately.

I would now like to turn this conference over to Chris Carameros, Executive Vice President of Helen of Troy.

Chris Carameros
Thank you, Jerry, and good morning everyone. Needless to say, we're very pleased with our operating performance for the first quarter. First quarter sales grew by 4%, specifically net sales for Q1 2003 were $102,483,000 versus Q1 2004, of $106,500,000. However, more importantly, our net earnings increased by 125%. Net earnings Q1 2003 were $6,591,000 versus Q1 2004, at $14,844000 or an increase of $8,253,000. Most notable is the improvement in the operating income, operating income for Q1 2003 was $10,011,000 or 9.8% versus Q1 2004 of $16,196,000 or
15.2% or an overall increase of $6,185,000. The key to the improved performance is simply better margins on slightly higher sales, while controlling in some cases, and reducing SG&A expenses.

The first portion I'd like to discuss, is net sales. The company's net sales, exclusive of Tactica, were Q1 2003

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$76,133,000 versus Q1 2004, $91,236,000, or an increase of 15,103,000. This portion of the business represents 86% of consolidated sales for this year, while it was 74% of last year. Specifically, by segment, the North American segment, for Q1 2003 was $71,930,000 versus Q1 2004, of $81,387,000 or an increase of approximately $9 million.

International segment at Q1 2003 was $4,204,000 versus $9,849,000, with an increase of $5,645,000. Tactica, however, had Q1 2003 sales of $26,350,000 versus $15,264,000 for Q1 2004, for a decrease of $11,086,000. Growth in the company sales, exclusive of Tactica, is due primarily to Idelle sales, international and the core business. Idelle includes the following: Sea Breeze, Vitalis, Ammens, Final Net, 3-in-1 Conditioner and Vitapointe. The remainder of the growth is attributable to increased sales in the Vidal Sassoon, and Dr. Scholl's line of products sold at retail, along with increased sales in our Hot Tools and Wigo brand, distributed through the professional distribution channels. Increased sales in the international segment were primarily in increases in the UK, Germany, France, and other international and Latin and South America regions. Also contributing to international growth has been the strengthening of British pound versus the euro. If you take a look at the pound, we can see it was in 2002 generally at 1.45 versus currently at 1.63,

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along with an increase in the euro of last year of .93 versus the euro at 1.11.

Partially offsetting our sales growth was a decline in Tactica sales, as discussed before. The decline was largely due to the reduction of sales of Epil-Stop products that were such a large part of sales last year, and general softness of demand for product sold through television infomercials.

The next portion I'd like to cover is gross profit. Gross margins for the first quarter were in Q1 2003 $49,515,000 or 48.3% versus Q1 2004 of $52,795,000 or
49.6%. The increase is due to lower sourcing cost, mix of sales to more profitable newly introduced products, along with contributions by the Idelle brand, and the benefit of the strengthening of foreign currencies against the dollar as mentioned earlier.

Next is SG&A expenses. For the first quarter SG&A expense decreased both in absolute dollars and as a percent of sales. Q1 2003, SG&A was $39,504,000 or 38.5%. versus Q1 2004 of $36,599,000 or 34.4%. The reduction in SG&A is due to reduced advertising in Tactica, offset by increases in the following: other SG&A increases related to Idelle and the new distribution center located in Mississippi, along with staff increases related to Idelle and Mississippi.

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Next I'd like to cover operating income, exclusive of Tactica. Operating, improved overall of 17.3% of sales against 8.7% last year. The company operating income, exclusive of Tactica, increased $9.1 million.

The last portion I'd like to cover is our financial position. As you can see, our financial position continues to remain strong: our cash balance of $32.6 million compared to 47.8 million as of year end and $88.4 million last year. The reduction is due primarily to, in cash, an increase in inventory, as mentioned above, purchase of the six brands from Procter and Gamble, advance payments of royalties for one of our major license agreements, and the purchase of our Mississippi distribution center. Receivables increased $5.8 million or 8.9% compared to last year. And our days outstanding stayed approximately the same at about 59 days. Inventories increased $25.3 million, or 22.6% from year end, and increased $52 million or 61% compared to last year.

As Jerry mentioned, Idelle accounts for about $5 million of this increase, and a buildup of inventory in general, as we mentioned before. Debt to equity improved to .18 this year, versus .21 last year and as mentioned before, our financial position remains strong. This concludes the review the financial statements.

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Gerald Rubin:
Right now like to open up the floor to any questions. Operator please.

Operator
Thank you. The question and answer session will begin now. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have any questions please press star one, on your pushbutton phone. Should you withdraw your question, please press star two. Your questions will be taken in the order it is received. Please stand by for your first question. Our next question comes from Joe Chumbler, please your question.

Joe Chumbler
Thanks. I'm wondering if you could give segment operating income for North America, international and Tactica?

Chris Carameros
It actually will be released with the Q and we would like to defer that until then.

Joe Chumbler
The other question on that line is I'm wondering if you could explain if there's a relationship between the Tactica sales and North American operating margin as it is

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disclosed. I'm just looking at last year's results. It appeared to be that they were inversely related. As, you know, Tactica sales and margins declined, North American operating margin increased. Is there relationship or are they mutually exclusive?

Chris Carameros
This is Chris Carameros speaking. Tactica had a decrease in sales as we mentioned before. And they operate off of higher margin, with higher SG&A. What you are seeing is it's an exclusive event because actually Helen of Troy had an increase in sales, and an increase in margin. Although it appears you have a smaller increase, relatively speaking Helen Troy has had a very large improvement in its gross margins.

Joe Chumbler
OK. And so, I guess, if you just go back over the last 4 or 5 quarters and just take out the entire Tactica segment, would the operating margins in North America look identical?

Chris Carameros
You'll see the operating margins have improved in the North American segment.

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Joe Chumbler
OK, and then also, finally, just on the North American segment sales, if I back out Idelle, it looked like maybe they were flat in the quarter, excluding Idelle. Is that right, and is that about how they are tracking this quarter?

Chris Carameros
We had a small increase of about 2%, so we did have a positive growth within that core business. But along with that, of course, our core business is international, we had a nice increase. But within the North American segment, we had about a 2% increase for the quarter.

Joe Chumbler
OK.  Thanks.

Operator
Thank you. Our next question comes from Mike Marianacci, please state your question.

Mike Marianacci
Hi, Chris. Can you just run through how the tax rate came out to what it was and what we should expect for the rest of the year?

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Chris Carameros
Yes sir. Generally, our tax rate is running about, you look for the year, it looks, actually for the quarter, it looks like right around 18%. We normally accrue in the 20 to 21%. Specifically, we have a bit of an anomaly relating to the settlement of our litigation, which is primarily, as we disclosed in our K previously, relates to a Schawbel litigation within there. A portion of that went offshore, and was taxed at a little bit lower rate. I would say for the rest of the year, you should expect in the 20%.

Mike Marianacci
OK. Thanks.

Operator
Thank you. Our next question comes from Mimi Sokolowski, please state your question.

Mimi Sokolowski
OK thank you. Two things: can you break out the revenue for me again, there were some papers shuffling and I can't really hear.

Chris Carameros
OK when you say, the revenue specifically?

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Mimi Sokolowski
North American, Tactica, international for this first quarter.

Chris Carameros
I'll repeat that again. I'll give it to you. For Q1 2004, North America was $81,387,000, international was $9,849,000 and Tactica was 15,264,000. This should be in the press release right.

Mimi Sokolowski
And also that guidance of $1.75 to $1.80, does that include a $.50 EPS or 42?

Jerry Rubin
Right now that would include $.50.

Mimi Sokolowski OK, thank you.

Operator
Thank you. Our next question comes from Sunil Swami, please state your question.

Sunil Swami

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Yes hi. Could you repeat the gross margin drivers again, was it foreign exchange and the mix primarily that drove the gross margin?

Chris Carameros
The three things we said were, the foreign exchange along with Idelle and newer products drove the gross margin.

Sunil Swami
OK, and as far as the SGA's concerned, is that the going rate that we could use going forward [unintelligible] sales for SG&A?

Chris Carameros
Yes, I would think so.

Sunil Swami
OK. And could you just for my benefit repeat once again what the settlement was regarding? I missed that. Is that in a previous release somewhere?

Chris Carameros
It's disclosed in litigation and the litigation piece of our K, there was a settlement of that case.

Sunil Swami
OK, thanks.

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Operator
Thank you. Our next question comes from Doug Lane. Please state your question.

Doug Lane
Yes good morning. Question on the SG&A, it was down $3 million; is that attributable, 80 - 90% of that to just less spending in Tactica ?

Chris Carameros:
Yes.

Doug Lane
And then, what is your full outlook for sales at Tactica, now that the last two quarters have been more in the teens than at the 20% run rate you might have looked for previously?

Chris Carameros
I would look in the 60 to 70 million dollar range.

Doug Lane
So we should see improvement in the back half of the year?

Chris Carameros
We hope so.

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Doug Lane
Any drivers there that you could share?

Chris Carameros
It is always driven by new products. We have kind of heard of that at this point in time.

Doug Lane
OK.

Chris Carameros
We released earlier they have the Singer license and that portion, so that should be a helpful piece.

Doug Lane
And lastly, what did the P&G brands contribute in the quarter in sales?

Chris Carameros
Say again.

Doug Lane
What did the P&G brands, the Idelle brands contribute in the quarter in sales?

Chris Carameros

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About $9 million.

Doug Lane
OK. Thank you.

Operator
OK thank you. Our next question comes from Mike Marianacci. Please state your question.

Mike Marianacci
Yeah, hi, Chris, did you give out the operating income for the Tactica division for the quarter?

Chris Carameros
No, it will be on the Q.

Mike Marianacci
OK so you don't have that yet?

Chris Carameros
We disclose in the Q.

Mike Marianacci
OK. Thank you.

Operator

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Thank you. Our next question comes from Joe Chumbler. Please state your question.

Joe Chumbler
Just wanted to go back to the North American segment, excluding Idelle. Is the current quarter tracking ahead of the first quarter as far as the personal products sales go?

Chris Carameros
Yes.

Joe Chumbler
OK and then finally, in your 10K there was a new disclosure regarding just the IRS audit of '97 to '99 and the $10 million recommended adjustment. Can you give me more detail on that?

Chris Carameros
Primarily what we disclosed in there, but the IRS always takes positions and we've always been successful with what we've been accruing in the past. So we're optimistic, we will prevail on that.

Joe Chumbler
OK. Thanks.

Operator

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Thank you. Once again, ladies and gentlemen should you have a question please press star one on your pushbutton phone now. Our next question comes from Ben Andrews. Please state your question.

Ben Andrews
Hey, guys, you gave me a very pleasant morning, thank you.

Jerry Rubin
Great, thank you.

Ben Andrews
Jerry, can you give me some color on international for the rest of the year as far as just growth for the core, it seems to be moving the core pretty nicely?

Jerry Rubin
Well you know, as you saw we did very well in the international. I guess that's kind of the culmination of about the last five years of hard work. We have more distribution now, we have a lot of new products. Our business in Germany and France and of course in the UK increased nicely, and South America. Just overall we, our brands are just doing well internationally. You know, as far as that continuing, definitely we believe that the first quarter historically is always an indication of how

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well you do for the year. If this is an indication we should have a great year.

Ben Andrews
Where did the Idelle name come from, Jerry?

Jerry Rubin
That was my mother's name.

Ben Andrews
OK. It looks like that unit is tracking kind of-- I didn't expect to see 9 million in revenues this quarter, I think you're shooting for low thirties when you first announced the acquisition for this year. Do you expect now that it's going to be a fair amount higher than that, in revenue?

Jerry Rubin
Yes, well it definitely should be. It's tracking at 9 million, so that's 36, so 36 to 40 million or plus, as the fall season increases. It goes on, and it's just that we've got just a good reception from the retailers who are happy that we bought these brands from P&G and it's selling very well. So, you know, hopefully, you know, it will be 36 to 40 plus.

Chris Carameros

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Ben, this is Chris Carameros. You know domestically and Canada we should track at the 30 to $32 million. Internationally we should track, you know, we have a pretty good presence in Mexico, about $3 million over in Europe, and another $3 million. So we should be in the 36 million range. Other countries were were very-- don't have much of a presence, we're going to extract some of those sales out in the form of royalty. So the sales may not be there, but the income will be there. But if we look at the overall sales, we should be tracking in overall in that $36 million range.

Ben Andrews
As far as the share buyback, you still have 1 million shares available, correct, do now you have 4 million?

Jerry Rubin
No, actually the last one expired and that's why they authorized a new fresh 3 million shares. But you're right, we did buy a couple million shares out of the last time, the last authorization.

Ben Andrews
Thank you, guys.

Chris Carameros
OK.

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Operator
Thank you. Out next question comes from Jeff Feinberg. Please state your question.

Jeff Feinberg
Congratulations on the wonderful results, guys.

Chris Carameros
Thank you.

Jeff Feinberg:
A couple of quick questions: can you talk a little bit about first of all just based on the guidance you've already given this year, I'm just try to follow the math. What does that imply in terms of the operating margin for the corporation for the year overall?

Chris Carameros
Well, if you take a look at our operating, as I mentioned to you before, I believe in the consolidated piece, we're looking at a 15.2 versus 9.8. Hopefully we can continue along that range. Does that answer your question?

Jeff Feinberg
Forgive me, I apologize, no. What I'm just trying to understand is based on a $1.75 to be conservative, what

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does that imply in terms of operating profit dollars for the corporation for the year? I'm sorry.

Jerry Rubin
Are you talking about net after-tax?

Jeff Feinberg
I was actually doing before tax. But, anything is possible.

Jerry Rubin
Well. You could just take the amount of shares times $1.75 and use the 20% tax rate, you to come up with a pretty close number or pretty close to what the number is projected. It is, I'm sure to be 65 to 70 million.

Jeff Feinberg:
OK. So just wanted to take care of the middle of that range and the sales for the year to be about 500 to a million, we get around 13% in terms of operating profit margin for the year. And I just wanted to sort of use that as a base and understand if we're looking forward to the next two or three years, what the opportunity might be there, in terms of improving that operating margin?

Jerry Rubin

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There's always, you know, our intent to increase the operating profit. You know, the 15.2% operating is actually corporately -- Helen of Troy without Tactica was trending at around 17%.

Chris Carameros
I guess the opportunity would be that we would be able to increase our sales and put it to the same as S&GA structure that we have, which would improve our overall margins.

Jeff Feinberg
That's sort of what I was getting at, there's a lot of the other consumer goods companies, for example, you bought some products from P&G and a lot of other companies in that peer group tend to average operating margins in that high teen area. You mentioned 17, etc. I just want to understand structurally if that's the opportunity for Helen of Troy to get to 16, 17, 18% type operating margins over an extended period of time.

Jerry Rubin
I think that is what it is going to be. Historically, we were somewhere around 11-1/2 to 12% and now we're trending in the 16 - 17%, and we think that is going to continue based on the products that we have, the cost of goods and overhead.

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Jeff Feinberg: OK, so forgive me but just a relative newcomer. Is the easiest way to understand it that the new products have higher margins and simultaneously you get the benefits of economies of scale by being a larger corporation, while simultaneously lowering your sourcing costs, those are sort of the though three elements?

Jerry Rubin
Yes, I think you kind of hit it on the head. It's product mix, it's sourcing better and of course, new products always give us a bigger profit.

Chris Carameros
Along with more volume.

Jeff Feinberg
OK. But more importantly, all these factors seem to be the same things that you would expect to continue in the future?

Jerry Rubin
Definitely

Jeff Feinberg
OK. And finally, just to understand, the guidance you've given for the year, the $1.75 to $1.80, does that include

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stock buyback in terms of a lower denominator in those numbers?

Jerry Rubin
No it does not.

Jeff Feinberg
But to the extent you do that, that would be though the additional earnings per share, then?

Jerry Rubin
Definitely yes.

Jeff Feinberg
OK. And forgive me, just in terms of the buyback, I'm sorry for so many questions, just a very exciting story. What would be the timeframe, just ballpark, that you'd expect to consummate the 3 million shares then?

Jerry Rubin
As we've done in the past over the last 10 years, we don't disclose when, what day we're going to buy and at what price. But if you go back, you can see that we have over the years, if you go back 10 years, we probably purchased 5 million shares. So, you know, we do have a history of buying. The time, I cannot tell you. Sometimes we buy an

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opportunity. And sometimes we buy with excess cash but we do buy.

Jeff Feinberg
OK. And finally just the last question for you in terms of, just in terms of just a sort of external Wall Street perspective, one of the things -- as a relative newcomer, it doesn't seem to be any sort of clear perspective in terms of just sort of a long run sustainable targeted earnings per share growth. Is it fair to say, think -- I know you talked about this year, a dramatic 30 to 40% type growth. So over the intermediate term would it be reasonable for us to think about targeting sort of mid-double digit type earnings growth over sustained periods of time?

Jerry Rubin
I think so and I don't know why you can't think that way. If you look back, the last five years we've increased anywhere from 25 to 33 to 31% for the last four years. And of course, this year we expect certainly as we projected, somewhere in 34 to 37%. So we've done this for four years. And there's no reason why can't continue.

Jeff Feinberg
OK. Terrific. thank you. Thank you very much.

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Operator
Thank you. Out next question comes from Steve Friedman. Please state your question.

Steve Friedman
Good morning, Jerry, Chris and Bob. Congratulations on a remarkable quarter.

Chris Carameros
Think you Steve.

Steve Friedman
As I look over your press releases and I see that, excluding Tactica you indicate that you would have had a 20% sales increase. Is that correct?

Jerry Rubin
That is true.

Steve Friedman:
So Tactica is becoming a, would it be also fair to say Tactica is becoming less and less of a factor in your overall position? As I think you mentioned in your last quarter, that there was a lot of time spent on Tactica which is not a significant overall source of your revenue and net?

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Jerry Rubin
That's true. As I mentioned in my comments, of the $.50 , 1 cent was contributed by Tactica.

Steve Friedman
OK one follow-up to that Jerry. You mentioned and I'm not sure if it's in the last call or the call before that you felt our stock was grossly undervalued, matter of fact indicated that you thought the stock was worth over the next couple of years $35 to $40. On $1.75 to $1.80, using a very modest multiple, you should be talking a range of the $36 to $40 area. Would you consider that reasonable? I know the company doesn't put value on the market price of the stock, but at the same time you are fairly prophetic in your call on what you felt the stock was worth.

Jerry Rubin
No, I agree with you. As I mentioned earlier, for the last four years we've had a least a 30% plus growth in earnings per share. And yet the market seems to want to give us a 10 PE. Even now, I think today we're probably selling at--

Steve Friedman
You're selling at 10 times your estimated earnings, which appear to be very attainable if not exceeded.

Jerry Rubin

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As I mentioned before, they used to say that your PE ought to be what your growth rate is and if our growth rate exceeds 30% for the last four years and is continuing this year, you know, we should have a 30 PE. But in any case, I don't see why we can't have a 20 PE. And you're right, if we made these numbers or hopefully can beat these numbers, I don't know why the stock can't be $40. It's just a little bit up to the analysts to be little bit more positive with us and I think we should have that 20 PE.

Steve Friedman
I can't help but adding one other thing. I haven't heard from Alice Longley at First Boston on this call, and I guess maybe Alice will change it to a buy at this rating, since she had it at a hold from 7 to 15 and on the last price it was 16 target price. So maybe she will take a good look and feel that maybe it's time to change.

Jerry Rubin
I hope so.

Steve Friedman
Thanks again, Jerry.

Steve Rubin
Thank you, Steve good to hear from you.

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Operator
Thank you. Our next question comes from Doug Lane. Please state your question.

Doug Lane
Yes, a quick follow-up, did you tell us what the dollar impact was from foreign exchange on the sales line? If you calculate it what you think EPS in fact might be from the favorable foreign exchange?

Chris Carameros
We were looking at that last night a little bit. We're estimating about 1,500,000 of that increase international related to the currency.

Doug Lane
OK. Great thank you.

Operator
Thank you. Our next question comes from Ben Andrews. Please state your question.

Ben Andrews
Hey Jerry can you say a few words on Russell and it's unclear from press release that I read if Chris is the CFO or he's just filling in until you get a new CEO?

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Chris Carameros
Ben, this is Carameros speaking. Your first question about Russell; as you may know, I've known Russell a long time. I've been on the board here for almost 10 years now and I helped recruit Russell here and we worked together at not only KPMG but also Coopers and Lybrand together. So we've known each other a long time. He had a good opportunity he felt to get into a startup company here in El Paso and he got a piece of the equity and he wanted to give it a shot and I can't blame him. If that's what he likes to do and that's what he wanted to do. And we wish him well. As you may know, I've got some financial experience in the past. As we released, I'm really filling in as CFO until we hire one permanently. And we have talked to several people and have two or three people in mind we want to take a look at and do a more cursory review of those people and select that person hopefully in the next 30 to 60 days.

Ben Andrews
Thank you.

Operator
Thank you. Our next question comes from Jeff Feinberg. Please state your question.

Jeff Feinberg

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Hi, two quick follow-ups I'm sorry. I just wanted to make sure I understood the general thought process in terms of acquisitions going forward. Is there a thought process that there might be some other niche opportunities in terms of consumer product brands and in your focus areas that you might be able to acquire?

Jerry Rubin
The answer is yes. You know, we have been looking at several acquisitions and again, as I mentioned in every phone call, hopefully this year we will be able to announce another acquisition.

Jeff Feinberg
Forgive me, Jerry, would that be accretive to earnings, if you are to do so?

Jerry Rubin
Definitely.

Jeff Feinberg
In the first year typically?

Jerry Rubin
Some of the companies we're looking at are brands that large corporations have for sale, just as we bought the six

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brands from P&G. And that would be in our Idelle Labs Division, which we want to grow that business.

Jeff Feinberg
OK good, that would be typically accretive to earnings in the first year, would be additive.

Jerry Rubin
Definitely.

Jeff Feinberg
And the final thing, I apologize, I think you mentioned in the call and there's was a little bit of noise in the background and I did not hear the second quarter EPS guidance.

Jerry Rubin
It wasn't in the release. For the second quarter that ends August 31, 2003 we're projecting from 35 to 38 cents versus 30 cents for last year.

Jeff Feinberg
Terrific. Thank you.

Jerry Rubin
Thank you.

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Operator
Thank you. Our next question comes from Mimi Sokolowski. Please state your question.

Mimi Sokolowski
Thank you, just as a reminder, it has been discussed before, but can you remind me what break even for Tactica is?

Chris Carameros
On sales, about $60 million.

Mimi Sokolowski
OK. And what again, did they do in revenue this quarter?

Chris Carameros
Let me look at those numbers, it was 15,264.

Mimi Sokolowski
And that's it. Thanks again.

Operator
Thank you. As a reminder ladies and gentlemen, should you have a question please press star one at this time. If there are no further questions will turn the conference back to Gerald Rubin to conclude.

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Gerald Rubin
I'd like to thank everybody for participating in our first quarter conference call and I look forward to talking to you on our second quarter conference call. Thank you again.

Operator
Ladies and gentlemen, that concludes the conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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